Exhibit 99.2

       PRESS RELEASE

For Release:     Immediate

Contact:            Scott Monette
                          314/877-7113

Ralcorp Holdings, Inc. Closes Senior Notes Offering

ST. LOUIS, MO, August 14, 2009…Ralcorp Holdings, Inc. (NYSE:RAH) announced today completion of its offering of $300 million aggregate principal amount of its 6.625% Senior Notes due 2039 in a private placement. As previously announced, the notes were priced at 99.702% of par value (before initial purchasers’ discount).

The notes were sold to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended. The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.

Ralcorp intends to use the net proceeds from the offering to refinance certain outstanding indebtedness. The remainder of the proceeds will be used for general corporate purposes.

In connection with the sale of the notes, Ralcorp is required to file a registration statement with the SEC relating to an offer to exchange the notes issued in the offering for publicly tradeable notes having substantially identical terms in accordance with SEC interpretations or to file a shelf registration statement relating to the resale of the notes under certain circumstances.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135(c) of the Securities Act.

Ralcorp produces Post branded cereals, a variety of value brand and store brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp's diversified product mix includes: ready-to-eat and hot cereals; nutritional and cereal bars; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre-baked products such as breads and muffins; and frozen dough for cookies, Danishes, bagels and doughnuts.